EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                        NATIONAL PICTURE & FRAME COMPANY
                                       AT
                              $12.00 NET PER SHARE
                                       BY
                          NPF ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF
                            NPF HOLDING CORPORATION

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
            NEW YORK CITY TIME, ON THURSDAY, OCTOBER 9, 1997 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS BEING MADE PURSUANT TO A MERGER AGREEMENT, DATED AS OF SEPTEMBER 4, 1997, BY AND AMONG NPF HOLDING CORPORATION (THE "PARENT"), NPF ACQUISITION CORPORATION (THE "PURCHASER") AND NATIONAL PICTURE & FRAME COMPANY (THE "COMPANY"). SEE SECTION 10.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT, INCLUDING SHARES OWNED BY THE PARENT OR THE PURCHASER, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, IF APPLICABLE, AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 13.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     CERTAIN STOCKHOLDERS OF THE COMPANY, OWNING IN THE AGGREGATE APPROXIMATELY 56.1% OF THE OUTSTANDING SHARES, INCLUDING ALL DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HAVE ENTERED INTO AGREEMENTS WITH THE PARENT AND THE PURCHASER, PURSUANT TO WHICH SUCH STOCKHOLDERS HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES TO THE PURCHASER PURSUANT TO THE OFFER OTHER THAN SHARES BEING EXCHANGED. SEE SECTION 10.

            -------------------------------------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's shares of Common Stock, par value $.01 per share (the "Shares"), of the Company should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the Instructions in the Letter of Transmittal, have such stockholder's signature thereon, guaranteed if required by the Instructions to the Letter of Transmittal and mail or deliver the Letter of Transmittal together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

     A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3.

     Questions or requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery or other tender offer materials may also be obtained from the Information Agent, the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

            -------------------------------------------------------

                      THE DEALER MANAGER FOR THE OFFER IS:

                       PRUDENTIAL SECURITIES INCORPORATED

September 11, 1997

                               TABLE OF CONTENTS

                                                                            PAGE
INTRODUCTION                   ................................................1
THE TENDER OFFER                        .......................................3
        1. Terms of the Offer; Expiration Date.................................3
        2. Acceptance for Payment and Payment for Shares.......................4
        3. Procedures for Accepting the Offer and Tendering Shares.............5
        4. Withdrawal Rights                       ............................7
        5. Certain Federal Income Tax Consequences.............................8
        6. Price Range of Shares; Dividends....................................9
        7. Certain Information Concerning the Company..........................9
        8. Certain Information Concerning the Purchaser and the Parent........12
        9. Source and Amount of Funds.........................................13
       10. Background of the Offer; Contacts with the Company; the Merger Agreement;
            Stockholder Tender Agreements; Subscription and Exchange Agreements;
            Employment and Consulting Agreements..............................15
       11. Purpose of the Offer; Plans for the Company After the Offer and the
       Merger.................................................................24
       12. Effect of the Offer on the Market for the Shares Exchange Listing and
       Exchange Act Registration..............................................26
       13. Certain Conditions of the Offer....................................27
       14. Certain Legal Matters and Regulatory Approvals.....................29
       15. Fees and Expenses                        ..........................30
       16. Miscellaneous                   ...................................31
SCHEDULE I -- Directors and Executive Officers of the Purchaser and the
Parent.......................................................................I-1

TO THE HOLDERS OF COMMON STOCK OF
NATIONAL PICTURE & FRAME COMPANY:

                                  INTRODUCTION

     NPF Acquisition Corporation, a Delaware corporation (the "Purchaser"), and a wholly owned subsidiary of NPF Holding Corporation, a Delaware corporation (the "Parent"), hereby offers to purchase all outstanding shares of common stock, par value $.01 per share (the "Shares"), of National Picture & Frame Company, a Delaware corporation (the "Company"), at a price of $12.00 per Share (such amount or any greater amount per Share paid pursuant to the Offer (as defined below), being hereinafter referred to as the "Per Share Amount"), net to the seller in cash, without interest thereon upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer").

     The Parent and the Purchaser have been organized at the direction of Colonnade Capital, L.L.C., a Virginia limited liability company ("Colonnade"), to effect the transactions described herein. Colonnade is a private investment firm dedicated to sponsoring friendly growth buyouts of companies. Colonnade is the general partner of Commonwealth Investors II, L.P. ("Commonwealth II"), NPF Special Partnership, L.P. ("NPF LP") and NPF Special Partnership II, L.P. ("NPF II LP"). Colonnade, Commonwealth II, NPF LP and NPF II LP and their respective affiliates are sometimes referred to in this Offer to Purchase as the "Colonnade Affiliates." The Colonnade Affiliates will collectively own approximately 86% of the issued and outstanding capital stock of the Parent on the date of the Merger.

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase by the Purchaser of Shares pursuant to the Offer. The Purchaser will pay all charges and expenses of Prudential Securities Incorporated ("Prudential"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Union National Bank, which is acting as the depositary (the "Depositary"), and MacKenzie Partners, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See Section 15.

     THE OFFER IS BEING MADE PURSUANT TO A MERGER AGREEMENT, DATED AS OF SEPTEMBER 4, 1997, BY AND AMONG THE PARENT, THE PURCHASER AND THE COMPANY. SEE
SECTION 10.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 90% OF THE SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT, INCLUDING SHARES OWNED BY THE PARENT OR THE PURCHASER (THE "MINIMUM CONDITION"), (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"), IF APPLICABLE, AND (III) THE SATISFACTION OF CERTAIN OTHER TERMS AND CONDITIONS. SEE SECTION 13.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW) IS FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     CERTAIN STOCKHOLDERS OF THE COMPANY (THE "SELLING STOCKHOLDERS"), OWNING IN THE AGGREGATE APPROXIMATELY 56.1% OF THE OUTSTANDING SHARES, INCLUDING ALL DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY, HAVE ENTERED INTO AGREEMENTS WITH THE PARENT AND THE PURCHASER, PURSUANT TO WHICH SUCH STOCKHOLDERS HAVE AGREED TO TENDER AND SELL ALL OF THEIR SHARES PURSUANT TO THE OFFER OTHER THAN THE SHARES BEING EXCHANGED. SEE SECTION 10.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 4, 1997 (the "Merger Agreement"), among the Parent, the Purchaser, the Company and Colonnade. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction of the other conditions set forth in the Merger Agreement and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware ("Delaware Law"), the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of the Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or held by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or of the Company, and other than Shares held by stockholders who shall have demanded and perfected appraisal rights, if any, under Delaware Law) will be canceled and converted automatically into the right to receive $12.00 in cash, or any higher price that may be paid per

Share in the Offer, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 10.

     Bowles Hollowell Conner & Co. ("Bowles Hollowell"), financial advisor to the Company, has delivered to the Company's Board of Directors a written opinion, dated September 4, 1997, to the effect that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view (the "Company Fairness Opinion"). A copy of the Company Fairness Opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Bowles Hollowell, is contained in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith.

     The Merger Agreement provides that, promptly upon the purchase by the Purchaser of Shares pursuant to the Offer and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of the number of directors on the Board multiplied by the percentage that the aggregate number of Shares then beneficially owned by the Purchaser and its affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors or both. Following the election or appointment of the Purchaser's designees, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver of any of the Company's rights thereunder will require the concurrence of a majority of the directors of the Company then in office who are not designated by the Purchaser if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Company.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. See Section 11. Under the Company's Certificate of Incorporation and under Delaware Law, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder.

     Under Delaware Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, the Parent, the Purchaser and the Company have agreed to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and the Purchaser elects to waive the Minimum Condition, then a vote of the Company's stockholders would be required under Delaware Law, and a significantly longer period of time will be required to effect the Merger. See Section 11. The satisfaction of the Minimum Condition is also a condition to the lender's obligation to lend the funds necessary to pay for the Shares validly tendered and accepted for payment pursuant to the Commitment Letter (as defined in Section 9 herein), and the Purchaser believes that it is unlikely that the lender will waive this condition.

     The Company has advised the Purchaser that as of September 4, 1997, 4,972,686 Shares were issued and outstanding, and 506,674 Shares were reserved for issuance pursuant to outstanding stock options granted by the Company to employees and directors. As a result, as of such date, the Minimum Condition would be satisfied if the Purchaser acquired 4,475,418 Shares including any Shares owned by the Parent or the Purchaser.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                            ------------------------

                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date (as hereinafter defined) and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, October 9, 1997, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, for any reason, including failure to satisfy any of the conditions specified in Section 13, and thereby delay acceptance for payment of, and payment for, any Shares, by giving oral or written notice of such extension to the Depositary, and making a public announcement, as described below. There can be no assurance that the Purchaser will exercise its right to extend the Offer. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw such stockholder's Shares. See Section 4.

     Subject to the applicable regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for any Shares pending receipt of any regulatory approvals specified in Section 14, (ii) to terminate the Offer and not accept for payment or pay for any Shares if any of the conditions referred to in Section 13 have not been satisfied or upon the occurrence and during the continuance of any of the conditions specified in Section 13 and (iii) to waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof. The Merger Agreement provides that, without the consent of the Company, the Purchaser will not (i) decrease the price per Share or change the consideration payable in the Offer, (ii) decrease the number of Shares to be purchased in the Offer or (iii) change or impose conditions to the Offer in addition to those set forth in Section 13. The Purchaser acknowledges that (x) Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Purchaser to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of the Offer and (y) that the Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in Section 13 without extending the period of time during which the Offer is open.

     If the Minimum Condition or any other condition specified in Section 13 is not fulfilled by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, return all tendered Shares to tendering stockholders and terminate the Offer,
(ii) extend the Offer and retain all tendered Shares until the expiration of the Offer, as extended, subject to the terms and conditions of the Offer (including any rights of stockholders to withdraw their Shares) or (iii) waive or reduce the condition and, subject to complying with applicable rules and regulations of the Commission, accept for payment and purchase all Shares validly tendered.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension, to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If, as permitted by the Merger Agreement, the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials (including by public announcement as set forth above) and extend the Offer to the extent required by Rules l4d-4(c) and l4d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following material changes to the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances, including the relative materiality of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders.

     Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, the Purchaser should decide to decrease the number of Shares being sought or to increase or decrease the consideration being offered in the Offer, such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered will be applicable to all stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such decrease in the number of Shares being sought or such increase or decrease in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant material will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn (including Shares validly tendered and not withdrawn during any extension of the Offer, if terms and conditions of such extension) promptly after the later to occur of (i) the Expiration Date, (ii) the expiration or termination of any applicable waiting periods under the HSR Act, and (iii) the satisfaction or waiver of the conditions to the Offer set forth in Section 13. Subject to applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory approvals specified in Section 14 or in order to comply, in whole or in part, with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company or the Philadelphia Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required under the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

     The term "Agent's Message" means a message, transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     The Parent and the Company have determined that no filing with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") of a Premerger Notification and Report Form under the HSR Act with respect to the Offer is required in connection with the Offer and the Merger. See Section 14 for additional information regarding the HSR Act.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser, regardless of any delay in making such payment. Upon the deposit of funds with the Depositary for the purpose of making payment to validly tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and such tendering stockholders must thereafter look solely to the Depositary for payment of the amounts owed to them by reason of acceptance for payment of shares pursuant to the Offer.

     If any tendered Shares are not accepted for payment, for any reason, pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     If, on or prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares have been tendered or purchased prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

     GENERAL

     Except as set forth below, in order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

     No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased. All tendering stockholders, by execution of the Letter of Transmittal (or facsimile thereof) waive any right to receive any notice of the acceptance of their Shares for payment.

     The method of delivery of Share Certificates and all other required documents, including delivery through any Book-Entry Transfer Facility, is at the option and risk of each tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     BOOK-ENTRY TRANSFER

     The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facilities for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of any Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing such Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, in order for such Shares to be validly tendered pursuant to the Offer, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     SIGNATURE GUARANTEES

     Signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the Stock Exchanges' Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each of the foregoing being referred to as an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided above and in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY

     If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (a) such tender is made by or through an Eligible Institution;

     (b) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser herewith, is received on or prior to the Expiration Date by the Depositary, as provided below; and

     (c) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of book-entry transfer, an Agent's Message and any other documents required by the Letter of Transmittal are received by the Depositary within four Nasdaq National Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram, mail, telex or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser and a representation that the stockholder on whose behalf the tender is being made is deemed to own the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares into the Depositary's account at a Book-Entry Transfer Facility, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's message, and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time, and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at a Book-Entry Transfer Facility.

     DETERMINATION OF VALIDITY.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to any of the procedures described above will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders of any particular Shares determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer (subject to the terms and conditions of the Merger Agreement) or any defect or irregularity, in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. The Purchaser's interpretations of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions, thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding.

     BACKUP FEDERAL TAX WITHHOLDING.

     Under the federal income tax laws, the Depositary may, under certain circumstances, be required to withhold 31% of the amount of any payments made to certain stockholders pursuant to the Offer. To prevent such backup federal income tax withholding with respect to payments made to stockholders of the purchase price of Shares purchased pursuant to the Offer, each stockholder who does not otherwise establish an exemption from such withholding must provide the Depositary with such stockholder's correct taxpayer identification number and certify that such stockholder is not subject to backup federal income tax withholding by completing the Form W-9 made available by the Purchaser herewith. See Instruction 9 of the Letter of Transmittal.

     OTHER REQUIREMENT

     It is a violation of Section 14(e) of the Exchange Act and Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for his own account unless the person so tendering (i) has a net long position equal to or greater than his amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable, or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     A tender of Shares made pursuant to any one of the procedures set forth above will constitute the tendering stockholder's acceptance of terms and conditions of the Offer, including the tendering stockholder's representation and warranty that (i) such stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of such Shares complies with Rule 14e-4.

     By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     THE ACCEPTANCE FOR PAYMENT BY THE PURCHASER OF SHARES PURSUANT TO ANY OF THE PROCEDURES DESCRIBED ABOVE WILL CONSTITUTE A BINDING AGREEMENT BETWEEN THE TENDERING STOCKHOLDER AND THE PURCHASER UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

4. WITHDRAWAL RIGHTS.

     Tenders of Shares made pursuant to the Offer are irrevocable, except that such Shares may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 9, 1997. If the Purchaser extends the Offer, is delayed in, or delays, its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses or numbers set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been delivered or otherwise identified to the Depositary) the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates to be withdrawn must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in
Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, the Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The following is a summary of the material federal income tax consequences of the Offer and the Merger to the holders of Shares, except for Management Investors (as defined below under Section 10), and is based on the law as currently in effect, including modification made by the Taxpayer Relief Act of 1997. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, judicial decisions and current administrative rulings. The discussion does not address all aspects of federal income taxation that may be relevant to particular taxpayers in light of their personal investment circumstances or to taxpayers subject to special treatment under the Code (for example, life insurance companies, tax-exempt entities, financial institutions, broker-dealers, foreign corporations, employee benefit plans, personal holding companies, individuals who are not citizens or residents of the United States, and holders whose Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation) and does not address any aspect of state, local or foreign taxation. This discussion does not address the federal income tax consequences of the Offer and the Merger to stockholders who are Management Investors. EACH HOLDER OF SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Code. Generally, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares tendered and purchased pursuant to the Offer or the Merger. Gain or loss is computed separately for each block of Shares (I.E., Shares which were purchased at the same time and price) sold. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder. Capital gains of individuals, estates and trusts generally are subject to a maximum federal income tax rate of (i) 39.6% if, at the time the Purchaser accepts the Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be, the stockholder held the Shares for not more than one year, (ii) 28% if the stockholder held such Shares for more than one year but not more than 18 months at such time, and (iii) 20% if the stockholder held such Shares for more than 18 months at such time. Capital gains of corporations generally are taxed at the federal income tax rates applicable to ordinary income. Ordinary income is taxable at a maximum rate of 39.6% for individuals and 35% for corporations. There are significant limitations on the deductibility of capital losses by individuals and corporations. Capital losses can offset capital gains on a dollar-for-dollar basis and, in the case of an individual stockholder, capital losses in excess of capital gains can be deducted to the extent of $3,000 annually. An individual can carry forward unused capital losses indefinitely. A corporation can utilize capital losses only to offset capital gain income; a corporation's unused capital losses can be carried back three years and forward five years.

     The receipt of cash pursuant to a stockholder's exercise of dissenter's rights in connection with the Merger will be a taxable transaction for federal income tax purposes. Any stockholders considering the exercise of dissenter's rights are urged to consult their individual tax advisors regarding the tax consequences of the exercise of such rights.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF SHARES; DIVIDENDS.

     The Shares are listed and traded principally on the Nasdaq National Market ("Nasdaq") under the symbol "NPAF". The following table sets forth, for the quarters indicated, the high and low sales prices per Share on Nasdaq as reported by the Dow Jones News Service.

                                                                                             HIGH           LOW
                                                                                          -----------   -----------
FISCAL YEAR 1996 ENDING APRIL 30, 1996:
  First Quarter........................................................................        10 1/4         8 1/4
  Second Quarter.......................................................................        10             7 3/4
  Third Quarter........................................................................         9 3/4         8 1/2
  Fourth Quarter.......................................................................        10 1/2         8 7/8

FISCAL YEAR 1997, ENDING APRIL 30, 1997:
  First Quarter........................................................................        11 1/4         8 5/8
  Second Quarter.......................................................................        11 3/4        10 3/8
  Third Quarter........................................................................        11 1/2         9 1/4
  Fourth Quarter.......................................................................        10 1/4         8 5/8

FISCAL YEAR 1998, ENDING APRIL 30, 1998:
  First Quarter........................................................................        11 3/8         8 3/4
  Second Quarter (through September 10)................................................        12            10 3/4

     Although there is no legal or contractual restriction on the payment of dividends by the Company, historically the Company has never declared or paid dividends and has stated that it has no future plans to do so. The Company has advised the Purchaser that if the Offer and the Merger were not to be consummated, it would expect to continue to retain any future earnings for the development of its business.

     On May 29, 1997, the last full trading day prior to the announcement of a letter of intent between Colonnade and the Company and of Colonnade's intention to acquire the Company through the Parent and the Purchaser, the closing price per Share as reported on Nasdaq was $9 1/8. On September 4, 1997, the last full trading day prior to the announcement of the execution of the Merger Agreement and of the Purchaser's intention to commence the Offer, the closing price per Share as reported on Nasdaq was $10 3/4. On September 10, 1997, the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on Nasdaq was $11 5/8.

  STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Stockholders are urged to review the publicly available information concerning the Company before acting on the Offer. Although neither the Parent nor the Purchaser has any knowledge that would indicate that statements contained herein based upon such documents are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information concerning the

Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to the Purchaser or the Parent.

     The Company is a Delaware Corporation with its principal executive offices located at 702 Highway 82 West, Greenwood, Mississippi 38930 where its telephone number is (601) 453-6686. According to the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 1997 (the "Form 10-K"), the Company, through its wholly owned subsidiary NPF Company, a Delaware corporation, designs, manufactures and markets a wide variety of picture frames, framed mirrors, framed art and other items for home decor for sale primarily through major mass merchant retailers.

     The Company is subject to the disclosure requirements of the Exchange Act and in accordance therewith is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. In addition, the Company has filed a statement on
Schedule 14D-9 regarding its recommendation to the Company's Stockholders with respect to the Offer. Such reports, proxy statements, Schedule 14D-9 and other information are available for inspection at the Commission's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and should be available for inspection at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may be obtained at prescribed rates from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, certain material filed by the Company should also be available for inspection at the offices of the NASD, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     FINANCIAL INFORMATION

     Set forth below is certain selected consolidated financial information relating to the Company and its subsidiaries which has been excerpted or derived from the audited consolidated financial statements contained in the Form 10-K, the unaudited consolidated financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1996 and the Company's earnings press release with respect to the unaudited consolidated financial statements for the quarter ended July 31, 1997. More comprehensive financial information is included in the Form 10-K and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the consolidated financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth above.

                        NATIONAL PICTURE & FRAME COMPANY

                      SELECTED CONSOLIDATED FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           THREE MONTHS ENDED
                                                                         YEARS ENDED APRIL 30                   JULY 31
                                                               ----------------------------------------    ------------------
                                                                1994       1995       1996       1997       1996       1997
                                                               -------    -------    -------    -------    -------    -------
                                                                                                              (UNAUDITED)
Net sales...................................................   $51,293    $60,794    $67,169    $73,355    $14,170    $14,032
Cost of goods sold..........................................    39,079     44,837     50,701     54,879     10,878     10,701
                                                               -------    -------    -------    -------    -------    -------
                                                                12,214     15,957     16,468     18,476      3,292      3,331
Operating expenses:
  Selling...................................................     3,079      3,612      3,944      4,359        901      1,040
  General and administrative................................     2,270      3,172      3,459      3,920      1,132        907
  Bad debt expense..........................................       140        180         50         95         --         --
  Amortization of intangibles...............................       356        359        356        432        108         96
                                                               -------    -------    -------    -------    -------    -------
                                                                 5,845      7,323      7,809      8,806      2,141      2,043
                                                               -------    -------    -------    -------    -------    -------
Operating income............................................     6,369      8,634      8,659      9,670      1,151      1,288
Other income and expenses:
  Interest expense..........................................    (1,238)      (615)      (497)      (486)      (118)       (96)
  Other income and expense..................................         5          1          1         (8)        --         --
                                                               -------    -------    -------    -------    -------    -------
                                                                (1,233)      (614)      (496)      (494)      (118)       (96)
                                                               -------    -------    -------    -------    -------    -------
Income before income taxes and extraordinary charge.........     5,136      8,020      8,163      9,176      1,033      1,192
Income taxes................................................     1,869      2,992      3,102      3,518       (391)      (454)
                                                               -------    -------    -------    -------    -------    -------
Extraordinary charges from early extinguishment of debt, net
  of income taxes of $357...................................      (601)        --         --         --         --         --
                                                               -------    -------    -------    -------    -------    -------
Net income..................................................   $ 2,666    $ 5,028    $ 5,061    $ 5,658    $   642    $   738
                                                               -------    -------    -------    -------    -------    -------
                                                               -------    -------    -------    -------    -------    -------
Net income per share........................................   $   .60    $  1.01    $  1.02    $  1.14    $  0.13    $  0.15
                                                               -------    -------    -------    -------    -------    -------
                                                               -------    -------    -------    -------    -------    -------

                                                                                            AT APRIL 30             AT JULY 31
                                                                                   ------------------------------   -----------
BALANCE SHEET DATA:                                                                  1995       1996       1997        1997
                                                                                   --------   --------   --------   -----------
                                                                                                                    (UNAUDITED)
Current assets..................................................................   $ 20,366   $ 22,668   $ 23,960     $22,985
Total assets....................................................................     42,077     49,036     52,618      51,378
Working capital.................................................................     14,695     14,113     15,678      16,346
Current liabilities.............................................................      5,671      8,555      8,282       6,639
Long term debt -- exclusive of current maturities...............................      6,530      5,513      3,246       2,896
Total stockholders' equity......................................................     28,842     33,572     39,356      40,114
Shares outstanding at end of period.............................................      4,878      4,967      4,968       4,969

     In connection with the Purchaser's review of the Company and in the course of the negotiations between the Company and Colonnade and the Purchaser described in Section 10, the Company provided Colonnade, the Parent and the Purchaser with certain business and financial information which Colonnade, the Parent and the Purchaser believe is not publicly available. The non-public information provided by the Company included certain projections of the Company's future operating performance. The projections do not give effect to the Offer, the Merger or the financing thereof.

     The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The estimates of future financial performance set forth below (the "Projections") were not prepared with a view to public disclosure and are included in the Offer to Purchase only because such information was made available to Colonnade in connection with its due diligence investigation of the Company. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The Projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission regarding projections, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. The Projections do not purport to present operations in accordance with generally accepted accounting principles and the Company's independent auditors have not examined or compiled the Projections presented herein and, accordingly, assume no responsibility for them. The Projections are included herein only because such information was provided to Parent and Purchaser in connection with their due diligence investigation of the Company. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the Projections. The Projections reflect numerous assumptions, many of which are not set forth herein and all of which were made by management of the Company, with respect to industry performance, general business, economic, regulatory, market and financial conditions and other matters, all of which are difficult to predict, many of which are beyond the Company's control and none of which were subject to approval by the Parent or the Purchaser. Accordingly, there can be no assurance that the assumptions made in preparing the Projections will prove to be accurate or that the Projections will be realized, and actual results may be materially greater or less than those contained in the Projections.

     The inclusion of the Projections herein should not be regarded as an indication that any of the Parent, the Purchaser, the Company or their respective financial advisors considered or consider the Projections to be a reliable prediction of future events, and the Projections should not be relied upon as such. None of the Parent, the Purchaser, the Company or their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections. None of the Parent, the Purchaser, the Company or any of their financial advisors has made, or makes, any representation to any person regarding the information contained in the Projections and none of them intends to update or otherwise revise the Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error.

     The Company has provided to Colonnade, the Parent and the Purchaser the following Projections: net sales of $81.3 million, $90.1 million and $99.9 million, net income of $6.8 million, $8.2 million and $9.8 million and net income per Share of $1.37, $1.65 and $1.98 in fiscal 1998, 1999 and 2000, respectively.

     Colonnade took this information, together with its own analysis, into account in determining to proceed with the Offer and the Merger.

8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT.

     GENERAL

     The Parent and the Purchaser each is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of the Parent and the Purchaser are located at 901 East Byrd Street, Suite 1300, Richmond, VA 23219. The Purchaser is a wholly owned subsidiary of the Parent. The Parent and the Purchaser were each formed by Colonnade, which is a private investment firm dedicated to sponsoring friendly growth buyouts of companies. The Colonnade Affiliates will collectively own approximately 86% of the outstanding capital stock of the Parent on the date of the Merger.

     Until immediately prior to the time that the Purchaser will purchase Shares pursuant to the Offer, it is anticipated that neither the Purchaser nor the Parent will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. The Parent is a holding company created solely to complete the acquisition of the Company. Because the Parent and the Purchaser each is newly formed and has minimal assets and capitalization, no meaningful financial information regarding the Parent or the Purchaser is available. Upon completion of the Merger, the Parent's only assets will be the Surviving Corporation.

     The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of the Parent and the Purchaser and certain other information are set forth in Schedule I hereto.

     Neither the Parent nor the Purchaser are subject to the information reporting requirements of the Exchange Act, and, accordingly, they each do not file reports or other information with the Commission relating to their business, financial condition and other matters, respectively.

     The Parent and the Purchaser each were incorporated on September 3, 1997, and have conducted no operations since then. The Parent has received commitments to subscribe for $15.5 million in equity and equity-like instruments in connection with the capitalization of the Parent. All such contributions shall be paid immediately after acceptance of and prior to payment for all Shares properly tendered and not withdrawn pursuant to the Offer.

     Except as described in this Offer to Purchase, (i) none of the Purchaser, the Parent, the Colonnade Affiliates nor, to the knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase or any affiliate or majority owned subsidiary of the Purchaser, the Parent, the Colonnade Affiliates or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchaser, the Parent, the Colonnade Affiliates nor, to the knowledge of the Purchaser and the Parent, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days. See Section 10.

     Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of the Purchaser, the Parent, the Colonnade Affiliates nor, to the knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any Shares or other securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, the Colonnade Affiliates nor the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between any of the Purchaser, the Parent, the Colonnade Affiliates, or any of their respective subsidiaries or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in
Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. See
Section 10.

9. SOURCE AND AMOUNT OF FUNDS.

     The total amount of funds required by the Purchaser to consummate the Offer and the Merger, to refinance debt, and to pay related fees and expenses is estimated to be approximately $69.3 million. Colonnade and certain of its affiliates and certain individuals will provide to the Purchaser to finance the Offer and the Merger approximately $15.5 million of capital and the Purchaser will receive the balance of the remaining funds for the Offer and Merger from
(i) a $20.0 million revolving credit facility (the "Revolving Credit Facility"),
(ii) a $30.0 million senior term loan facility (the "Senior Term Loan Facility"), and (iii) a $14.0 million senior subordinated note facility (the "Senior Subordinated Note Facility", and, together with the Revolving Credit Facility and the Senior Term Loan Facility, the "Credit Facilities") to be entered into pursuant to a commitment letter (the "Commitment Letter"), dated September 3, 1997, with AT&T Commercial Finance Corporation ("AT&T-CFC"). AT&T-CFC has also agreed to make an equity investment of $775,000 in the Parent.

     The Credit Facilities will be used to pay the Per Share Amount for the Shares pursuant to the Offer and the Merger Consideration pursuant to the Merger, to refinance the existing debt of the Company and to provide working capital for the Surviving Corporation. The Purchaser and the Parent anticipate that any indebtedness incurred through borrowings under the Credit Facilities will be repaid from a variety of sources, which may include, but may not be limited to, funds generated internally by the Purchaser (including, following the Merger, funds generated by the Surviving Corporation), bank refinancing and the public or private sale of debt or equity securities. No decision has been made concerning the method the Purchaser will employ to repay such indebtedness. Such decision will be made based on a review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions and such factors as the Purchaser may deem appropriate.

     The obligation of AT&T-CFC to provide the Credit Facilities is subject to
(a) the preparation, execution and delivery of mutually acceptable loan documentation including the credit agreements for the Credit Facilities, related security documents and other terms, conditions and provisions customary for transactions with AT&T-CFC generally; (b) the absence, in the reasonable opinion of AT&T-CFC, of (i) a material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Company and its subsidiaries, taken as a whole, since April 30, 1997 (ii) a material change in the nature of the collateral securing the Credit Facilities or a material diminution in the value thereof, and (iii) any material adverse change in loan syndication or financial or capital market conditions generally from those currently in effect (it being understood that a change in interest rates in and of itself shall not constitute a material adverse change), (c) the accuracy and completion of representations and warranties made by Colonnade, the Parent and the Purchaser and all information furnished by them to AT&T-CFC and their compliance with the terms of the Commitment Letter and (d) the Minimum Condition and the simultaneous merger of the Purchaser with and into the Company. The Commitment Letter terminates on

October 31, 1997. In the event that any change in law or regulation affecting AT&T-CFC's entering into the transactions contemplated by the Commitment Letter shall impose upon AT&T-CFC any potential obligation, fee, liability, loss, claim, cost, expense or damage which is not expressly contemplated by the Commitment Letter, AT&T-CFC may terminate its obligations under the Commitment Letter in its sole and absolute discretion. The obligation of AT&T-CFC is also subject to the completion of its due diligence review of the Company, the Parent and the Purchaser which review shall not reveal any new information or material change from information previously disclosed to AT&T-CFC, which could have a material adverse impact on the Parent, the Purchaser or the Company, and certain other conditions set forth in the Commitment Letter and as mutually agreed by the parties.

     The definitive credit agreement for each of the Credit Facilities will provide for customary representations, warranties and affirmative covenants. The definitive credit agreements will also provide for customary negative and financial covenants, including (a) limitations on additional indebtedness, (b) limitations on dividends and similar distributions, (c) limitations on liens and encumbrances, (d) limitations on asset dispositions and similar transfers, (e) limitations on investments, loans and advances, (f) limitations on mergers, consolidations and similar combinations, (g) limitations on transactions with affiliates, (h) limitations on salaries and bonuses, (i) limitations on lease rentals, (j) limitations on changes in lines of business, and (k) compliance with financial ratios.

     THE REVOLVING CREDIT FACILITY

     Under the Revolving Credit Facility, AT&T-CFC will make available to the Purchaser a revolving credit facility of $20.0 million. The Purchaser intends to make an initial draw of approximately $10.0 million in order to meet its obligations contemplated by the Offer and the Merger. Advances under this facility must be repaid within five years from the closing date. The annual rate of interest on these loans will be the London Interbank Offered Rate ("LIBOR") plus 2 1/2% or the Prime Rate (based on a source to be selected by AT&T-CFC and the Purchaser) plus 1%.

     THE SENIOR TERM LOAN FACILITY

     Under the Senior Term Loan Facility, the Purchaser will borrow $30.0 million in two tranches. Tranche A, in the amount of $10.0 million, must be repaid within 5 1/2 years from the closing date. The annual rate of interest on Tranche A will be LIBOR plus 2 3/4% or the Prime Rate plus 1 1/4%. Tranche B, in the amount of $20.0 million, must be repaid within 8 1/2 years from the closing date. The annual rate of interest on Tranche B will be LIBOR plus 3 1/2% or the Prime Rate plus 2%.

     THE SENIOR SUBORDINATED NOTE FACILITY

     Under the Senior Subordinated Note Facility, the Purchaser will borrow $14.0 million which must be repaid within 10 years from the closing date. The annual rate of interest for these notes will be calculated to be 4 3/4% over the Treasury Rate (as defined below) until the fifth anniversary date of the closing date, and thereafter the annual rate of interest will be LIBOR plus 4 3/4% or the Prime Rate plus 3 1/4%. The Treasury Rate means 6.05% plus or minus, as the case may be, 85% of the difference between 6.05% and the highest ask yield rate per annum for the 6 3/8% United States Treasury Notes due May 2002 as of a date two business days prior to the Merger.

     COMMON EQUITY PURCHASE

     AT&T-CFC will also purchase a common equity interest in the Parent in an amount equal to $775,000 representing approximately 5% of the issued and outstanding capital stock of the Parent.

     The obligations of the Purchaser (and after the Merger, the Surviving Corporation) under the Credit Facilities will be guaranteed by the Parent pursuant to a guaranty agreement. The definitive guaranty agreement will provide for customary representations, warranties and affirmative covenants, including maintenance of 100% ownership of the Purchaser (and after the Merger, the Surviving Corporation). The definitive guaranty agreement will also provide for customary negative and financial covenants including (a) limitations on additional indebtedness, (b) limitation of business to direct ownership of the Purchaser (and after the Merger, the Surviving Corporation), (c) limitations on ownership of property other than the common stock of the Purchaser (and after the Merger, the Surviving Corporation), (d) limitations on mergers, acquisitions, consolidations and similar combinations and (e) limitations on dividends and similar distributions.

     The Senior Term Loan Facility will be secured by a perfected first priority lien and security interest in all existing and future assets of the Purchaser (and after the Merger, the Surviving Corporation) other than its accounts receivable and inventory and a perfected second priority lien and security interest in the accounts receivable and inventory together with a first priority pledge of all of the capital stock of the Purchaser (and after the Merger, the Surviving Corporation). The Revolving

Credit Facility will be secured by a perfected first priority lien and security interest on the accounts receivable and inventory of the Purchaser (and after the Merger, the Surviving Corporation) and a perfected second priority lien and security interest on all other existing and future assets of the Purchaser (and after the Merger, the Surviving Corporation) together with a second priority pledge of all the capital stock of the Purchaser (and after the Merger, the Surviving Corporation). The Senior Subordinated Note Facility will be secured by a perfected third priority lien and security interest on all existing and future assets of the Purchaser (and after the Merger, the Surviving Corporation) together with a third priority pledge of all the capital stock of the Purchaser (and after the Merger, the Surviving Corporation).

     Although the Purchaser expects that the Credit Facilities will be available to provide funds in accordance with their respective terms, there can be no assurance that the Credit Facilities will be consummated. The availability of funds pursuant to the Credit Facilities is a condition to consummation of the Merger. See Section 13.

     A copy of the Commitment Letter has been filed as an Exhibit to the
Schedule 14D-1 and the foregoing summary is qualified in its entirety by references to such Exhibit.

10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY; THE MERGER AGREEMENT; STOCKHOLDER TENDER AGREEMENTS; SUBSCRIPTION AND EXCHANGE AGREEMENTS; EMPLOYMENT AND CONSULTING AGREEMENTS.

               BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

     Set forth below is a description of the background of the Offer, including a brief description of the material contacts between Parent and its affiliates and the Company and its affiliates regarding the transactions described herein.

     In late 1995, representatives of the Company began discussions with representatives of Bowles Hollowell to review alternatives to enhance stockholder value for the Company's stockholders, including a potential sale of all or part of the Company.

     In March 1996, the Company engaged Bowles Hollowell to approach potential purchasers for the Company.

     During the spring of 1996, Bowles Hollowell reviewed the Company's operations, facilities and management, and prepared a financial information memorandum regarding the Company for distribution to potential purchasers.

     During August and September 1996, Bowles Hollowell contacted the parties to whom the information memorandum had been provided to determine their interest in acquiring the Company.

     In September 1996, interested potential purchasers provided initial indications of interest in a transaction.

     From September 1996 through January 1997, potential purchasers that had submitted acceptable initial values and provided satisfactory evidence of ability to finance a transaction met with representatives from the Company, visited the Company's facilities and performed due diligence reviews of the Company.

     In late January 1997, potential purchasers submitted revised indications of interest based on their due diligence reviews of the Company.

     In early February 1997, three parties, including Colonnade, were invited for further meetings with representatives of the Company and conducted additional due diligence.

     On or about March 17, 1997, preliminary offers to acquire the Company were submitted by Colonnade and another potential purchaser.

     On March 18, 1997, the Board of Directors of the Company reviewed these offers and from late March through May 1997, the Company had further discussions with Colonnade and the other potential purchaser.

     On May 29, 1997, the Company and Colonnade executed and announced a nonbinding letter of intent (the "Letter of Intent"). The Letter of Intent provided for consideration of $12.00 per share to be paid by Colonnade to the holders of Shares and set forth certain conditions precedent to Colonnade's obligation to enter into the Merger Agreement. In addition, the Letter of Intent provided for a termination fee to be paid to Colonnade by the Company upon termination of the Letter of Intent under certain circumstances or upon certain change of control events.

     Negotiations among the Company, Colonnade, and their respective representatives continued through September 4, 1997 with respect to the transaction, the Merger Agreement and related matters. During this period, the legal and financial advisors of Colonnade also completed their due diligence review of the Company. On September 4, 1997, the parties reached agreement on the final terms of the Merger Agreement and the related transactions contemplated thereunder.

     The Boards of Directors of the Parent and the Purchaser approved the Offer, the Merger, the Merger Agreement, the commitment of AT&T-CFC as set forth in the Commitment Letter (the "Financing Commitment") and the transactions contemplated by each of the foregoing.

     On September 3, 1997, AT&T-CFC delivered the Financing Commitment to Colonnade, and Colonnade delivered a copy of the Financing Commitment to representatives of the Company.

     The Board of Directors of the Company held a meeting on September 4, 1997 to discuss the proposed Offer and Merger, the Merger Agreement, and related matters. After hearing presentations by the Company's legal and financial advisors, the Board of Directors discussed and considered the proposed transaction. The Board of Directors then proceeded to unanimously approve the Offer, the Merger, and the Merger Agreement. The Company executed the Merger Agreement after the close of business on September 4, 1997.

     Following the approval of the Board of Directors of the Company, the Merger Agreement was executed and delivered by the Parent, the Purchaser, Colonnade and the Company.

     On September 5, 1997, the Purchaser and the Company issued a press release announcing the execution and delivery of the Merger Agreement.

                              THE MERGER AGREEMENT

     A copy of the Merger Agreement is filed as an Exhibit to the Schedule 14D-1 and is incorporated by reference in this Offer to Purchase. The following is a brief summary of the Merger Agreement which is qualified in its entirety by reference to the Merger Agreement. All stockholders of the Company are urged to read the Merger Agreement in its entirety. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Merger Agreement.

     THE OFFER

     The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the execution of the Merger Agreement. The obligation of the Purchaser to accept for payment and pay for the Shares tendered pursuant to the Offer is subject to the satisfaction of (i) the Minimum Condition prior to the expiration of the Offer and (ii) certain other conditions described in Section 13. The Merger Agreement provides that the Purchaser may waive any condition to the Offer, increase the price per Share payable in the Offer and make any other changes to the Offer. However, no change may (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares to be purchased in the Offer or (iii) change or impose conditions to the Offer in addition to those set forth in Section 13. The Purchaser may, without the consent of the Company, (i) extend the Offer beyond the scheduled Expiration Date (the initial scheduled Expiration Date being Thursday, October 9, 1997, if, at the scheduled Expiration Date, any of the conditions to the Purchaser's obligation to accept for payment, and to pay for, the Shares, shall not be satisfied or waived or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Commission or the staff thereof applicable to the Offer.

     THE MERGER

     The Merger Agreement provides that, upon the terms and subject to the conditions thereof and in accordance with Delaware Law, at the Effective Time, the Purchaser will be merged with and into the Company and the Company will continue as the Surviving Corporation and will become a wholly owned subsidiary of the Parent. Upon consummation of the Merger, each issued and outstanding Share (other than any Shares held in the treasury of the Company, or owned by the Purchaser, the Parent or any direct or indirect wholly owned subsidiary of the Parent or of the Company and any outstanding Shares which are held by stockholders who have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Delaware Law) will be canceled and converted automatically into the right to receive an amount equal to $12.00 per Share, or any higher price per Share paid in the Offer, in cash without interest (the "Merger Consideration"). Pursuant to the Merger Agreement, each share of common stock, par value $.001 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.001 per share, of the Surviving Corporation. Each Share held by the Company as treasury stock or owned by the Parent, the Purchaser, Colonnade or any subsidiary of any of them immediately prior to the Effective Time, shall be automatically cancelled and extinguished and no payment of any kind shall be made with respect thereto.

     CHARTER DOCUMENTS; INITIAL DIRECTORS AND OFFICERS

     The Merger Agreement provides that, at the Effective Time, the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. The Bylaws of the Purchaser, as in effect immediately prior to the Effective Time, will be the Bylaws of the Surviving Corporation. The directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and the officers specified by the Purchaser prior to the Effective Time will be the initial officers of the Surviving Corporation.

     STOCKHOLDERS MEETING

     The Merger Agreement provides that, if required by applicable law in order to consummate the Merger, the Company will, in accordance with applicable law and its Certificate of Incorporation and Bylaws, (i) convene and hold an annual or special meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, and (ii) except if the Board determines in good faith that an alternative action is necessary in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, use its best efforts to approve and adopt the Merger Agreement and the transactions contemplated thereby. The Parent and the Purchaser will cause all Shares owned by them and their subsidiaries to be voted in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby. If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger without the affirmative vote of any other stockholder. Under
Section 253 of Delaware Law, if the Purchaser acquires at least 90% of the then outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders.

     FILINGS

     The Merger Agreement provides that the Company will, as soon as reasonably practicable after the consummation of the Offer and if required by applicable law, prepare and file a proxy statement the ("Proxy Statement") with the Commission, and will use all reasonable efforts to have the Proxy Statement cleared by the Commission. The Company has agreed that, except if the Board determines in good faith an alternative action to be necessary in accordance with its fiduciary duties to the Company's stockholders under applicable law as advised by outside legal counsel, the Proxy Statement will contain the unanimous recommendation of the Board that the stockholders of the Company approve the Merger Agreement and the transactions contemplated thereby.

     CONDUCT OF BUSINESS

     Pursuant to the Merger Agreement, the Company has covenanted and agreed that, between the date of the Merger Agreement and the Effective Time, unless the Purchaser otherwise agrees in writing, the businesses of the Company will be conducted only in, and the Company and its material subsidiaries will not take any material action with respect to the businesses of the Company and its material subsidiaries except in the ordinary course of the business; and the Company will use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of the current officers, employees and consultants of the business and to preserve the current relationships of the Company and its material subsidiaries with customers, payors and other persons with which the Company or its material subsidiaries have significant business relations. By way of amplification and not limitation, the Merger Agreement provides that neither the Company nor its subsidiaries will, between the date of the Merger Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of the Purchaser:

     (i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

     (ii) issue or sell or authorize the issuance or sale of, (i) any shares of capital stock of any class of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any of its subsidiaries other than the grant of options previously disclosed by the Company to the Purchaser prior to the date of the Merger Agreement including, without limitation, the Company Stock Options (as defined in the Merger Agreement) or (ii) any assets of the Company or any of its subsidiaries, except for sales in the ordinary course of business or sales which individually, do not exceed $150,000 or which, in the aggregate, do not exceed $500,000;

     (iii) sell, pledge or encumber any stock owned by it in any subsidiary;

     (iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than a dividend or distribution payable solely to the Company or a subsidiary;

     (v) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock other than acquisitions under any Company or subsidiary plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws;

     (vi) acquire, mortgage, encumber, sell, lease, license or dispose of any assets (including intellectual property) or securities, except pursuant to existing contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice, or enter into any commitment or transactions outside the ordinary course of business consistent with past practice;

     (vii) acquire (for cash or shares of stock) (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof; authorize or make any capital expenditures not provided for in the Company's capital budget which are in excess of $100,000; incur assume or prepay any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become liable or responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, except (A) in connection with the Merger Agreement and the transactions contemplated thereby,
(B) borrowings under existing bank lines of credit in the ordinary course of business, or (C) the refinancing of existing indebtedness; accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice; delay or accelerate payment of accounts payable beyond or in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice; vary the Company's inventory practices in any material respect from the Company's past practices; or enter into or amend any contract, agreement, commitment or arrangement to effectuate any prohibited matter set forth in the Merger Agreement;

     (viii) increase the compensation or fringe benefits payable or to become payable to its directors, executive officers or employees, except for increases in the ordinary course of business in accordance with past practice, grant any severance or termination pay to any executive officer, director or other employee of the Company or any subsidiary (other than as required by existing agreements or policies), or enter into any employment or severance agreement with, any director, executive officer or other employee of the Company or any subsidiary or adopt or amend any employee benefit plan;

     (ix) take any action, other than reasonable and usual actions in the ordinary course of the business and consistent with the past practice, with respect to accounting policies or procedures;

     (x) settle or compromise any suit or claim or threatened suit or claim where the amount involved is greater than $100,000;

     (xi) other than in the ordinary course of business consistent with past practice, (i) modify, amend or terminate any contract, (ii) waive, release, relinquish or assign any contract (or any of the Company's rights thereunder), right or claim, or (iii) cancel or forgive any indebtedness owed to the Company or any subsidiary;

     (xii) make any tax election not required by law or settle or compromise any tax liability;

     (xiii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to the Purchaser, except in the ordinary course of business consistent with past practice;

     (xiv) enter into any contract or agreement other than in the ordinary course of business consistent with past practice; or

     (xv) agree in writing or otherwise to take any of the foregoing actions prohibited under the Merger Agreement or any action which would cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect.

     DIRECTORS

     The Merger Agreement provides that, promptly upon the purchase by the Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board as will give the Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or any of its affiliates following such purchase bears to the number of Shares then outstanding, and the Company will, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including, if necessary, securing the resignation of incumbent directors or both.

     Pursuant to the Merger Agreement, following the election or appointment of the Purchaser's designees pursuant to the preceding paragraph and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Purchaser or waiver of any of the Company's rights thereunder will require the concurrence of a majority of the directors of the Company then in office who are not designated by the Purchaser if such amendment, termination, extension or waiver would be reasonably likely to have an adverse effect on the minority stockholders of the Company.

     NO SOLICITATION

     The Company, its affiliates, and their respective officers, directors, and employees shall not, directly or indirectly, solicit any corporation, partnership, person or other entity or group (other than the Purchaser or an affiliate or an associate of the Purchaser) concerning a Competing Transaction (as defined below). Notwithstanding the foregoing, the Company may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor, to any corporation, partnership, person or other entity or group pursuant to confidentiality agreements, and may participate in discussions and negotiate with such entity or group concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company, if the Board of Directors of the Company determines in good faith, after receiving the advice of its legal counsel, that the failure to take such action is likely to violate the fiduciary obligation of the Board under applicable law.

     From and after the execution of the Merger Agreement, the Company shall immediately advise the Purchaser in writing of the receipt, directly or indirectly, of any discussions, negotiations or proposals relating to a Competing Transaction, identify the offeror and furnish to the Purchaser a copy of any such proposal, if it is in writing, or a written summary of any such proposal relating to a Competing Transaction if it is not in writing. The Company shall promptly advise the Purchaser of any development relating to such proposal, including the results of any discussions or negotiations with respect thereto unless the Board of Directors of the Company determines in good faith, after receiving the advice of its legal counsel, that such disclosure is likely to violate the fiduciary obligation of the Board under applicable law.

     "Competing Transaction" means any of the following (other than the transactions contemplated under the Merger Agreement): (i) any merger consolidation, share exchange, business combination, or other similar transaction involving the Company or any material subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 50% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of the Company or the filing of a registration statement under the Securities Act in connection therewith; (iv) any sale of any shares of capital stock or any similar transaction involving the Company or any subsidiary; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     DIRECTORS' AND OFFICERS' INDEMNIFICATION

     The Merger Agreement provides that the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain no less favorable provisions with respect to indemnification set forth in the Certificate of Incorporation and Bylaws of the Company on the date of the Merger Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of 54 months after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law.

     The Merger Agreement provides that from the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnified Parties") against all losses, expenses, claims, damages, liabilities or amounts that are paid in settlement of, with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld), or otherwise incurred in connection with any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part by reason of the fact that such person is or was a director or officer of the Company and arising out of actions, events, or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement), in each case to the full extent permitted under Delaware Law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any required undertaking to repay such advances contemplated by Section 145(e) of Delaware Law.

     The Merger Agreement provides that for a period of 54 months from the Effective Time, the Surviving Corporation will maintain in effect the liability insurance policies for directors and officers most recently maintained by the Company (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and containing terms and conditions no less advantageous as long as such substitution does not result in gaps or lapses in coverage with respect to claims arising from or related to matters occurring prior to the Effective
Time); PROVIDED THAT, in no event will the Surviving Corporation be required to expend more than an amount per year equal to 150% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant to the Merger Agreement; PROVIDED, FURTHER, that the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year and may pay for such insurance in one lump sum.

     EMPLOYEE DISCOUNT STOCK PURCHASE PLAN

     The Merger Agreement provides that effective as of September 5, 1997, the Company will suspend indefinitely its Employee Discount Stock Purchase Plan, and the Company will not issue any rights to acquire shares of Company common stock under such plan after such date (provided that the Company may issue or sell shares under such plan for which payroll deductions have already been made).

     REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various customary representations and warranties of the parties. The Company has represented that its Board of Directors has unanimously (a) duly adopted and approved the Offer, the Merger Agreement and the Merger, (b) determined that each of the Offer and the Merger is fair to and in the best interests of its stockholders, (c) resolved to recommend acceptance of the Offer, (d) resolved to recommend adoption and approval of the Merger by its stockholders and (e) taken all other actions necessary to render Section 203 of Delaware Law inapplicable to the Offer and the Merger. The Purchaser has represented that it has received a commitment to provide sufficient funds available to purchase Shares pursuant to the Offer and to pay all fees and expenses related to the transactions contemplated by the Merger Agreement. The Company made certain other representations and warranties to the Purchaser regarding, among other things: (i) its organization, subsidiaries and capitalization; (ii) its authority to enter into and perform its obligations under the Merger Agreement; (iii) the compliance of the transactions contemplated by the Merger Agreement with its Certificates of Incorporation and Bylaws, certain agreements and applicable laws; (iv) the accuracy and completeness of its financial statements and Exchange Act filings with the Commission, including the Schedule 14D-9 filed in connection with the Offer and the proxy statement to be filed in connection with the Merger, if any;
(v) the absence of undisclosed liabilities; (vi) the absence of material adverse changes in the condition, results of operations, business and assets of the Company and each of its subsidiaries, taken as a whole, since April 30, 1996;
(vii) litigation matters; (viii) environmental matters; (ix) employee benefit plans and contracts; (x) tax matters; (xi) brokers' fees; (xii) labor matters;
(xiii) customers, suppliers, distributors and sales representatives; (xiv) material contracts; (xv) employment matters; and (xvi) receipt of the opinion of Bowles Hollowell; and (xvii) satisfaction of the conditions set forth in the Letter of Intent.

     CONDITIONS TO CONSUMMATION OF THE MERGER

     The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the following conditions: (i) the Merger Agreement, the Merger and the transactions contemplated thereby will have been approved and adopted by the affirmative vote of the stockholders of the Company to the extent required by Delaware Law and the Certificate of Incorporation of the Company (except that this condition is deemed satisfied if the Purchaser acquires 90% or more of the then outstanding Shares pursuant to the Offer); (ii) any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act will have expired or been terminated; (iii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which has become final and nonapplicable and which prohibits consummation of the Merger; and (iv) with respect to the obligations of the Purchaser, (a) each of the representations and warranties of the Company contained in the Merger Agreement shall be true and correct as of the Effective Time as though made on and as of the Effective Time, except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect, except (1) for changes specifically permitted by the Merger Agreement and (2) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (b) the Company shall have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by the Company on or prior to the Effective Time; and with respect to the obligations of the Company, (ii) each of the representations and warranties of the Purchaser contained in the Merger Agreement shall be true and correct as of the Effective Time, as though made on and as of the Effective Time, except in any case for such failures to be true and correct that would not, individually or in the aggregate, have a material adverse effect, except
(A) for changes specifically permitted by the Merger Agreement and (B) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (ii) the Purchaser shall have performed and complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by the Purchaser on or prior to the Effective Time.

     The obligation of the Purchaser to consummate the Merger is also subject to the following conditions: (i) the proceeds of the Credit Facilities, on substantially the terms and conditions described in the related commitment letter are available to the Purchaser, and (ii) the Minimum Condition and each of the other conditions set forth in Annex I to the Merger Agreement shall have been satisfied or waived by the Purchaser, and the Purchaser shall have accepted for payment and made payment for all Shares validly tendered and not withdrawn pursuant to the Offer. See Section 13.

     TERMINATION

     The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the stockholders of the Company): (i) by mutual written consent of the Company and the Purchaser; (ii) by either the Purchaser or the Company, if any permanent injunction or action by any governmental entity preventing the consummation of the Merger shall have become final and nonappealable; (iii) by either the Purchaser or the Company, if
(x) the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder or (y) the Merger shall not have been consummated before October 31, 1997; PROVIDED, HOWEVER, that if the Merger shall not have been consummated as a direct result of the Purchaser or the Company having failed by October 31, 1997, to receive all required approvals or consents with respect to the Merger then the Merger Agreement shall automatically be extended until the date that is 10 days following the receipt of such approval or consent, but in no event later than December 31, 1997; PROVIDED, FURTHER, that neither the Purchaser nor the Company may terminate the Merger Agreement because the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders Meeting if such party shall have materially breached the Merger Agreement; (iv) by the Company, if the Purchaser terminates the Offer without purchasing Shares thereunder or the Offer shall have expired without the purchase of the Shares thereunder; PROVIDED, HOWEVER, that the Company may not terminate the Merger Agreement if the Purchaser terminates the Offer without purchasing Shares thereunder or the Offer shall have expired without the purchase of the Shares thereunder unless the Company shall have materially breached the Merger Agreement; (v) by either the Purchaser or the Company, if the Merger shall fail to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company's annual or special meeting of the Stockholders; (vi) by the Company, if the Board withdraws or modifies (or fails to make) its recommendation of the Merger Agreement so long as the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), concludes in good faith that the failure to take such action is likely to violate the fiduciary obligation of the Board under applicable law; (vii) by the Purchaser prior to the purchase of Shares pursuant to the Offer, if the Company's Board of Directors shall have (x) withdrawn or modified (including by amendment to the Schedule 14D-9) in a manner adverse to the Purchaser the Board's approval or recommendation of the Offer or the Merger; (y) approved or recommended a Competing Transaction; or (z) shall have resolved to effect any of the foregoing; or (viii) by the Purchaser prior to the purchase of Shares pursuant to the Offer, if the Minimum Condition or any other condition set forth in Annex I to the Merger Agreement has not been satisfied in connection with the Offer and as a result the Purchaser does not accept for payment the Shares. See
Section 13.

     The right of either the Company or the Purchaser to terminate the Merger Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party thereto, any person controlling or controlled by any such party or any of their respective officers or directors, whether prior to or after the execution of the Merger Agreement.

     FEES, EXPENSES AND OTHER PAYMENTS

     All out-of-pocket costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred directly or indirectly by the parties in respect of the transactions contemplated by the Merger Agreement shall be borne by the party which has incurred such costs and expenses (with respect to such party, its "Expenses"); PROVIDED, HOWEVER, that if the Merger is consummated all Expenses of the Company shall be paid by the Surviving Corporation.

     Pursuant to the Merger Agreement, the Company has agreed that if the Merger Agreement shall be terminated (i) by either party, because the Merger shall fail to receive the requisite vote for approval by the stockholders of the Company and at the time of the Company stockholder meeting there shall exist a Competing Transaction, (ii) by the Purchaser, prior to the purchase of the Shares pursuant to the Offer if the Minimum Condition or certain other conditions set forth in the Merger Agreement have not been satisfied in connection with the Offer and as a result the Purchaser does not accept for payment the Shares and at the time of such termination there shall exist a Competing Transaction, (iii) by the Company, if the Board withdraws or modifies (or fails to make) its recommendation so long as the Board, after consultation with and based upon the advice of independent legal counsel (who may be the Company's regularly engaged independent legal counsel), concludes in good faith that the failure to take such action is likely to violate the fiduciary obligation of the Board under applicable law or (iv) by the Purchaser prior to the purchase of Shares pursuant to the Offer, if the Company's Board of Directors shall have (x) withdrawn or modified (including by amendment to the Schedule 14D-9) in a manner adverse to the Purchaser the Board's approval or recommendation of the Offer or the Merger,
(y) approved or recommended a Competing Transaction, or (z) shall have resolved to effect any of the foregoing, at any time, then in any such event the Company shall pay to the Purchaser a fee in an amount equal to $2,500,000 plus the reasonable Expenses of the Purchaser not exceeding $750,000. The same amounts shall also be paid by the Company to the Purchaser if (i) (A) any person, or any persons acting as a group, acquires more than one-third of the outstanding Shares after the date of, and prior to the termination of, the Merger Agreement, and (B) such person or group obtains control of the Company or enters into an agreement providing for the merger with, or acquisition of all or substantially all of the assets of the Company from, the Company (a "Change of Control") within 12 months after termination of the Merger Agreement, or (ii) (X) a Change of Control occurs within 12 months after the termination of the Merger Agreement with a party who had communicated after the date of, and prior to the termination of, the Merger Agreement with an affiliate of the Company or any representative thereof of such party's intent to acquire control of the Company by verbal or written communication, and (Y) the price per share received by the stockholders of the Company in connection with such Change of Control exceeds the Merger Consideration.

     Any payment required to be made in connection with the preceding paragraph shall be made as promptly as practicable by wire transfer of immediately available funds to an account designated by the Purchaser. The Company's payment of a termination fee pursuant to the Merger Agreement shall be the sole and exclusive remedy of the Purchaser and Colonnade against the Company and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that this limitation shall not apply in the event of a willful breach of the Merger Agreement by the Company with respect to such occurrence.

                       THE STOCKHOLDER TENDER AGREEMENTS

     Concurrently with the execution of the Merger Agreement, the Parent and the Purchaser entered into stockholder tender agreements (the "Stockholder Tender Agreements") with certain stockholders of the Company, including Code, Hennessy & Simmons Limited Partnership and each director and executive officer of the Company (the "Selling Stockholders"). Pursuant to the Stockholder Tender Agreements, each Selling Stockholder has agreed to tender and sell all Shares owned by it, or hereafter acquired through the exercise of Stock Options or othewise, to the Purchaser pursuant to and in accordance with the terms of the Offer, other than Shares being exchanged by the Management Investors as described herein. The Selling Stockholders own an aggregate of 2,787,671 Shares (in each case, excluding Shares issuable upon exercise of Stock Options) representing approximately 56.1% of the issued and outstanding Shares as of September 4, 1997, of which 2,707,587 Shares representing approximately 54.4% of the issued and outstanding Shares are required to be tendered pursuant to the Stockholder Tender Agreements, and 80,084 Shares represent approximately 1.6% of the issued and outstanding Shares will be exchanged pursuant to the Subscription and Exchange Agreements (as defined below).

     During the term of the Stockholder Tender Agreements, no Selling Stockholder shall (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any lien any of such Selling Stockholder's Shares, except for transfer or sale to any affiliate of such Selling Stockholder who agrees to be bound by the respective Stockholder Tender Agreement, (b) deposit such Selling Stockholder's Shares into a voting trust, enter into a voting agreement or arrangement with respect to such Shares or grant any proxy or power of attorney with respect to such Shares, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any Shares or any other securities of the Company, except that a Selling Stockholder may transfer their Shares to a charitable organization that agrees to be bound by the terms of the Stockholder Tender Agreements.

     During the term of the Stockholder Tender Agreements, each Selling Stockholder agrees not to directly or indirectly, initiate, solicit (including by way of furnishing information), encourage or respond to or take any other action knowingly to facilitate, any inquiries or the making of any proposal by any person or entity (other than the Parent, the Purchaser or any affiliate of the Parent or the Purchaser) with respect to the Company contemplating or providing for any public or private offering of equity, merger, share exchange, acquisition, purchase or sale of a significant amount of shares or assets or other business combination or change in control of the Company (collectively, a "Takeover Proposal"), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain any Takeover Proposal, or agree to or endorse any Takeover Proposal, or authorize or permit any person or entity acting on behalf of such Selling Stockholder to do any of the foregoing unless the Board of Directors of the Company concludes in good faith, after receiving advice of its counsel, that the failure to take such action is likely to violate the fiduciary obligation of the directors of the Company under applicable law. If a Selling Stockholder receives any Takeover Proposal, such Selling Stockholder agrees to promptly notify the Parent and the Purchaser of that inquiry or proposal and the details thereof.

     During the term of the Stockholder Tender Agreements, each Selling Stockholder agrees to vote each of its Shares at any annual, special or adjourned meeting of the stockholders of the Company (a) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and of the Stockholder Tender Agreements; and (b) against the following actions (other than the Merger and the other transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Company or one of its subsidiaries, or a reorganization, recapitalization, dissolution or liquidation of the Company or its subsidiaries; (iii) (A) any change in a majority of the persons who constitute the Company's Board of Directors as of the date hereof;
(B) any change in the present capitalization of the Company or any amendment of the Company's certificate of incorporation or bylaws, as amended to date; (C) any other material change in the Company's corporate structure or business; or
(D) any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the Merger and the other transactions contemplated by the Stockholder Tender Agreements and the Merger Agreement. The Selling Stockholders have granted John T. Herzog and James C. Wheat, III an irrevocable proxy coupled with an interest to vote such Selling Stockholder's Shares in accordance with the foregoing.

     The Stockholder Tender Agreements will terminate on the earlier of (a) the purchase of all the Shares pursuant to the Offer, (b) the effective time of the Merger and (c) the date on which the Merger Agreement is terminated in accordance with its terms.

     A copy of the form of the Stockholder Tender Agreements has been filed as an Exhibit to this Schedule 14D-1 and the foregoing summary is qualified in its entirety by references to such Exhibit.

                      SUBSCRIPTION AND EXCHANGE AGREEMENTS

     The Parent has entered into subscription and exchange agreements (the "Subscription and Exchange Agreements") with Billy D. Moore, Richard A. Beattie and Robert T. Littlejohn (collectively the "Management Investors"), all of whom are currently executive officers of the Company. None of the Management Investors are directors of the Company. Pursuant to the Subscription and Exchange Agreements, each Management Investor thereto has agreed to subscribe for shares of common stock of the Parent (the "Parent Common Stock") in exchange for Shares held by such executive officer at an exchange ratio of 8.33 Shares per share of Parent Common Stock pursuant to a transaction that is intended to be a tax-free exchange under Section 351 of the Code. The Parent has required that each executive officer of the Company make an investment in the Parent and the Subscription and Exchange Agreements permit the Management Investors to effect such investment through a transaction that is intended to be a tax-free roll-over of such executive officer's Shares. The exchange shall be consummated immediately after acceptance of and prior to payment for all Shares properly tendered and not withdrawn pursuant to the Offer. As a result of such exchange, such Management Investors will exchange 80,084 Shares representing approximately 1.6% of the issued and outstanding Shares as of September 4, 1997, and will own in the aggregate, approximately 6.7% of the outstanding shares of Parent Common Stock. The remaining 185,936 Shares will be tendered pursuant to the Offer and the Stockholder Tender Agreements. The chart below sets forth the number of Shares to be exchanged and the number of shares of Parent Common Stock to be received by each executive officer of the Company.

                                                       NUMBER
                                                         OF          % OF         NUMBER OF      NUMBER OF SHARES    % OF PARENT
                       NAME                            SHARES       SHARES       SHARES TO BE    OF PARENT COMMON    COMMON STOCK
                    OF OFFICER                        OWNED(1)    OUTSTANDING    EXCHANGED(1)     STOCK RECEIVED     OUTSTANDING
---------------------------------------------------   --------    -----------    ------------    ----------------    ------------
Billy D. Moore.....................................   158,504         3.2%          41,667             5,000              3.5%
Richard A. Beattie.................................    57,771         1.2           15,500             1,860              1.3
Robert T. Littlejohn...............................    49,745         1.0           22,917             2,750              1.9
                                                      --------        ---        ------------         ------              ---
     Total.........................................   266,020         5.3%          80,084             9,610              6.7%
                                                      --------        ---        ------------         ------              ---
                                                      --------        ---        ------------         ------              ---

---------------

(1) Does not include any Stock Options owned by such persons.

     A copy of the form of the Subscription and Exchange Agreements has been filed as an Exhibit to this Schedule 14D-1 and the foregoing summary is qualified in its entirety by references to such Exhibit.

                      EMPLOYMENT AND CONSULTING AGREEMENTS

     The Purchaser has entered into employment agreements (the "Employment Agreements") with each of Richard A. Beattie and Billy D. Moore (the "Executives") effective as of the Effective Time. The Employment Agreements will establish base salaries for each of the Executives equal to their current base salaries of $212,713 during the relevant employment period, subject to annual increases at the discretion of the Board of Directors. The Employment Agreements provide, in part, for the payment of annual cash incentive bonuses. In addition, the Employment Agreements provide for the Parent to grant to each of the Executives options to acquire shares of the Parent Common Stock representing up to an aggregate of 2.7% of the outstanding shares of the Parent Common Stock on a fully diluted basis measured on the date the Purchaser acquires control of the Company.

     Each of the Employment Agreements will expire on April 30, 1999, PROVIDED that (i) the Employment Agreements will terminate prior to such date upon the executive's resignation, death or permanent disability or incapacity (as determined by the Board of Directors of the Purchaser in its reasonable and good faith judgment) and (ii) the employment period may be terminated by the Purchaser at any time prior to April 30, 1999, for "Good Cause" (as defined in the Employment Agreements) or without "Good Cause". The Employment Agreements provide that in the event an Executive's employment is terminated without "Good Cause," as the case may be, such Executive will receive severance payments equal to his base salary for one year following the date of termination. In addition, the Employment Agreements provide for a one year noncompetition period following the date of termination of the Employment Agreements.

     In addition, the Purchaser has entered into a consulting agreement (the "Consulting Agreement") with Jesse C. Luxton, the President and Chief Executive Officer of the Company, dated as of August 1, 1997. The Consulting Agreement provides that Mr. Luxton will receive $150,000 per year during the relevant consulting period. The Consulting Agreement grants an option to Mr. Luxton to invest $100,000 in the Parent, representing less than 1% of the issued and outstanding shares of Parent Common Stock. As of the date of this Offer to Purchase, Mr. Luxton has advised the Parent that he does not intend to invest in the Parent. The Consulting Agreement terminates one year after the Merger is consummated, subject to renewal thereafter for additional one year periods upon mutual agreement of the Purchaser and Mr. Luxton. The Consulting Agreement provides the Purchaser may terminate the Consulting Agreement at any time, PROVIDED, that the Purchaser pays to Mr. Luxton the difference between the monies paid to Mr. Luxton up to that time pursuant to the Consulting Agreement and $150,000. In addition, the Consulting Agreement provides for a two year noncompetition period following the effective date of the Merger or one year following the termination of the Consulting Agreement, whichever is later.

     Copies of the forms of the Employment Agreements and the Consulting Agreement have been filed as Exhibits to this Schedule 14D-1 and the foregoing summary is qualified in its entirety by references to such Exhibits.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER.

     PURPOSE OF THE OFFER

     The purpose of the Offer and the Merger is to permit the business combination of the Purchaser and the Company. The purpose of the Merger is for the Purchaser to acquire all Shares not purchased pursuant to the Offer. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of the Parent. The Offer is being made pursuant to the Merger Agreement. Following
(i) completion of the Offer, (ii) approval of the Merger by the stockholders of the Company (if applicable) and (iii) the satisfaction or waiver of the other conditions set forth in the Merger Agreement, the Company and the Purchaser intend to consummate the Merger.

     PLANS FOR MERGER CONSUMMATION

     Under Delaware Law, the approval of the Board and the affirmative vote of the holders of a majority of the then outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board of Directors of the Company has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby, and, unless the Merger is consummated pursuant to the short-form merger provisions under Delaware Law described below, the only remaining required corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the outstanding Shares. Accordingly, if the Purchaser acquires, pursuant to the Offer or otherwise, at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder. Pursuant to the Stockholder Tender Agreements and the Subscription and Exchange Agreements, the Purchaser and the Parent will control and have a right to vote approximately 56.1% of the issued and then outstanding Shares and would have enough votes necessary to approve the Merger.

     In the Merger Agreement, the Company has agreed to take all action necessary to convene a meeting of its stockholders as soon as practicable after the consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required by Delaware Law.

     If the Purchaser purchases Shares pursuant to the Offer, the Merger Agreement provides that the Purchaser will be entitled to designate representatives to serve on the Board in proportion to the Purchaser's ownership of Shares following such purchase. See Section 10. The Purchaser expects that such representation would permit the Purchaser to exert substantial influence over the Company's conduct of its business and operations.

     Under Delaware Law, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's stockholders. In such event, the Parent, the Purchaser and the Company have agreed in the Merger Agreement to take, at the request of the Purchaser, all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and the Purchaser elects to waive the Minimum Condition, then a vote of the Company's stockholders would be required under Delaware Law and a significantly longer period of time would be required to effect the Merger. The satisfaction of the Minimum Condition is also a condition to AT&T-CFC's obligation to lend the funds necessary to pay for the Shares validly tendered and accepted for payment pursuant to the Commitment Letter, and the Purchaser believes that it is unlikely that AT&T-CFC will waive this condition. See Section 9.

     APPRAISAL RIGHTS

     No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware Law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders' vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In WEINBERGER V. UOP, INC., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

     In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in WEINBERGER and RABKIN V. PHILIP, A HUNT CHEMICAL CORP., that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     RULE 13E-3

     The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which the Purchaser seeks to acquire the remaining Shares not held by it. The Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the Commission and disclosed to stockholders prior to consummation of the transaction.

     PLANS FOR THE COMPANY

     It is expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued by the Company substantially as they are currently being conducted. The Purchaser will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. The Purchaser intends to seek additional information about the Company during this period. Thereafter, the Purchaser intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential.

     Upon completion of the Merger, the Purchaser intends to cause each direct and indirect subsidiary of the Company to merge with and into the Surviving Corporation pursuant to a short-form merger without stockholder approval as permitted under Delaware law. Except as indicated in this Offer to Purchase, the Purchaser does not have any present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any subsidiary, a sale or transfer of a material amount of assets of the Company or any subsidiary or any material change in the Company's capitalization or dividend policy or any other material changes in the Company's corporate structure or business.

12. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES EXCHANGE LISTING AND EXCHANGE ACT REGISTRATION.

     The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued inclusion in Nasdaq. According to Nasdaq published guidelines, the Shares would not continue to be eligible for inclusion in Nasdaq, if, among other things, the number of publicly held Shares should fall below 200,000, the Shares are not held by at least 400 stockholders or 300 stockholders of round lots or the aggregate market value of publicly held Shares should fall below $1.0 million. If these standards are not met, the Shares might nevertheless continue to be included in the Nasdaq Stock Market, but if the number of holders of the Shares were to fall below 300, or if the number of publicly held Shares were to fall below 200,000 or there were not at least two registered and active market makers for the Share, the Shares would no longer be "qualified" for Nasdaq Stock Market reporting and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by directors, officers or beneficial owner of more than 10% of the Shares are not considered as being publicly held for this purpose. The Company has advised the Purchaser that, as of September 4, 1997, there were 4,972,686 Shares outstanding, held by approximately 875 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements for inclusion in Nasdaq, Nasdaq rules provide that the Shares would no longer qualify for inclusion in Nasdaq and Nasdaq would cease to provide any quotations for the Shares. As a result, the market for the Shares could be adversely affected.

     If Nasdaq were to cease to provide quotations for the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

     The Shares are currently "margin securities", as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. The Purchaser currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

13. CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, the Purchaser will not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer (subject to the provisions of the Merger Agreement) and may postpone the acceptance for payment of (subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act) and payment for Shares tendered, if (i) the Minimum Condition will not have been satisfied, (ii) any applicable waiting period under the HSR Act will not have expired or been terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and prior to the acceptance for payment of Shares, any of the following conditions will exist:

     (a) there will have been enacted, issued, enforced or instituted by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, any action or proceeding before any court or any governmental, administrative or regulatory authority or agency, domestic or foreign (including such authority or agency instituting or initiating such action or proceeding), any statute, regulation, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which would reasonably be expected to result in any of the following consequences: (i) make illegal, materially delay or otherwise directly or indirectly restrain or prohibit the consummation of the Offer or the Merger, or seek to obtain material damages in connection therewith; (ii) seeking to prohibit or limit materially the ownership or operation by the Parent or Purchaser of all or any material portion of the business or assets of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of the Parent or the Purchaser to conduct its business or own such assets; (iii) seek to impose material limitations on the ability of the Parent or the Purchaser to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of the Merger Agreement and the transactions contemplated thereby; (iv) seek to require divestiture by the Parent or the Purchaser of any Shares; or (v) which, in the reasonable judgment of the Purchaser, be expected to result in a change in or effect on the Company, any subsidiary or any circumstance, change in or effect on the business that is, or is reasonably likely to be, materially adverse to the value of the Company and the subsidiaries, taken as a whole;

     (b) there will have been any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) the Parent, the Company or any subsidiary or affiliate of the Parent or the Company or (ii) any transaction contemplated by the Merger Agreement, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign, other than the routine application of the waiting period provisions of the HSR Act to the Offer or the Merger, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

     (c) any of the representations and warranties of the Company contained in the Merger Agreement shall not be true and correct except in any case for such failures to be true and correct which would not, individually or in the aggregate, have a material adverse effect as of the date of consummation of the Offer as though made on and as of such date, except (i) for changes specifically permitted by the Merger Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

     (d) the Company shall not have performed or complied in all material respects with all agreements and covenants required by the Agreement to be performed or complied with by the Company on or prior to the date of consummation of the Offer;

     (e) any change shall have occurred (or any development shall have occurred involving prospective changes) in the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Company or any subsidiary that has, or could reasonably be expected to have, a material adverse effect;

     (f) there shall have occurred, and continued to exist for a period of at least 48 hours, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or on the over-the-counter stock market, as reported by Nasdaq, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis involving the United States or a material limitation (whether or not mandatory) by any governmental entity on the extension of credit by banks or other lending institutions, or (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

     (g) the Merger Agreement shall have been terminated in accordance with its terms;

     (h) the Purchaser and the Company shall have agreed that the Purchaser shall terminate the offer; or

     (i) (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of the Offer or the Merger or approved or recommended a Competing Transaction, (ii) the Company shall have entered into an agreement with respect to a Competing Transaction, or (iii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

     The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser in whole or in part at any time and from time to time in their sole discretion, subject in each case to the terms of the Merger Agreement. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances; and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS.

     GENERAL

     Based upon its examination of publicly available information with respect to the Company and the review of certain information furnished by the Company to the Purchaser and discussions of representatives of the Purchaser with representatives of the Company during the Purchaser's investigation of the Company, (see Section 10) , the Purchaser is not aware of any license or other regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, which might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or, except as set forth below, of any approval or other action by any domestic (federal or state) or foreign governmental, administrative or regulatory authority or agency which would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. The Purchaser does not currently intend, however, to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such action or the receipt of any such approval (subject to the Purchaser's right to decline to purchase Shares if any of the conditions in Section 13 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or other action or in the event that such approval was not obtained or such other action was not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 14. See Section 13.

     STATE TAKEOVER LAWS

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of Delaware Law prevents an "interested stockholder" (generally a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became an interested stockholder. On September 4, 1997, prior to the execution of the Merger Agreement, the Board of Directors of the Company, by unanimous vote of all directors present at a meeting held on such date, approved the Merger Agreement, determined that each of the Offer and the Merger is fair to, and in the best interest of, the stockholders of the Company and approved the Merger Agreement, the Offer and the Merger. Accordingly,
Section 203 of Delaware Law is inapplicable to the Offer and the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In EDGAR V. MITE CORP., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger and has not complied with any such laws. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer, and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

     ANTITRUST

     Under the HSR Act and the rules that have been promulgated thereunder by the FTC, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The Parent and the Company have determined that the acquisition of Shares by the Purchaser pursuant to the Offer are not subject to such requirements. See Section 2. The discussion set forth below with respect to the HSR Act would be applicable to the Offer and the Merger only in the event that it is determined that a filing were required.

     If it were determined that the Offer and the Merger were subject to the HRS Act, then the Parent would be required to file a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer with the Antitrust Division and the FTC. If the provisions of the HSR Act applied to the Offer, the purchase of Shares pursuant to the Offer could not be consummated until the expiration of a 15-calendar day waiting period following the filing by the Parent. Such waiting period may be earlier terminated by the FTC and the Antitrust Division or extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. There can be no assurance, however, that the 15-day HSR Act waiting period would be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent with respect to the Offer, the waiting period with respect to the Offer would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order. If the acquisition of Shares were to be delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and, in any event, the purchase of and payment for Shares would be deferred until ten days after the request was substantially complied with, unless the extended period expired on or before the date when the initial 15-day period would otherwise have expired, or unless the waiting period was sooner terminated by the FTC and the Antitrust Division. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period would not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. It is a condition to the Offer that the waiting period, if any, applicable under the HSR Act to the Offer expire or be terminated. See Section 3 and Section 13.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Parent relating to the businesses in which the Parent, the Company and their respective subsidiaries are engaged, the Parent and the Purchaser believe that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 13, for certain conditions to the Offer, including conditions with respect to litigation.

15. FEES AND EXPENSES.

     Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Prudential is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services in connection with the acquisition of the Company. The Purchaser has agreed to pay Prudential $25,000 upon commencement of the Offer and a fee of $50,000 to be paid upon the acquisition by the Purchaser of an aggregate of more than 75% of the issued and outstanding Shares pursuant to the Offer. The Purchaser has also agreed to reimburse Prudential for all reasonable out-of-pocket expenses incurred by Prudential not to exceed $10,000, including the reasonable fees and expenses of legal counsel, and to indemnify Prudential against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     The Purchaser has retained MacKenzie Partners, Inc., as the Information Agent, and First Union National Bank, as the Depositary, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, the Information Agent will be paid a fee of $7,500 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

16. MISCELLANEOUS.

     The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE COMPANY NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, the Parent and the Purchaser have filed with the Commission the
Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 (except that they will not be available at the regional offices of the Commission).

September 11, 1997                       NPF ACQUISITION CORPORATION

                                   SCHEDULE I

        DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER AND THE PARENT

     The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent and the Purchaser. Each such person is a citizen of the United States of America and, unless otherwise indicated below, the business address of each such person is c/o the Parent, 901 East Byrd Street, Suite 1300, Richmond, Virginia 23219.

                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS   MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
--------------------------  ------------------------------------------------------------------------------------------
John T. Herzog              John T. Herzog, age 35, has been the President and a director of the Parent and the Vice
                            President, Secretary and Treasurer and a director of the Purchaser since September 3, 1997
                            (the date of formation). Mr. Herzog joined Colonnade as a Managing Partner in September
                            1995 after serving as the Chief Financial Officer, Treasurer and Secretary of Eskimo Pie
                            Corporation ("Eskimo Pie") since the June 1993. Prior to Eskimo Pie, Mr. Herzog was a
                            Corporate Finance Vice President at Wheat First Butcher Singer since May 1991 where he focused upon mergers and acquisitions as well as public and private capital markets.
                            Previously, Mr. Herzog spent six years in the Mergers and Acquisitions Department of The
                            First Boston Corporation, working in the firm's New York, London and Melbourne offices.

James C. Wheat, III         James C. Wheat, III, age 45, has been the Vice President, Secretary and Treasurer and a director of the Parent and the President and a director of the Purchaser since September
                            3, 1997 (the date of formation). Mr. Wheat joined Riverfront Partners as a Managing
                            Partner in August 1992 and Colonnade as a Managing Partner in May 1993. Mr. Wheat joined
                            Wheat First Butcher Singer in September 1984 where he last served as Managing Director and headed equity sales and trading, fixed income and strategic planning. Mr. Wheat had previously worked in institutional sales at Salomon Brothers Inc and Merrill Lynch.
                            Concurrently, Mr. Wheat was actively involved in private equity as a principal investor in companies through their growth and exit stages. Mr. Wheat is a member of the Board of
                            Directors of Huddle House, Max Media, Tredegar Trust Company, and State Affairs Company.
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                                      I-1

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                                              THE DEPOSITARY FOR THE OFFER IS:

                                                 FIRST UNION NATIONAL BANK

     BY MAIL OR OVERNIGHT COURIER:               BY FACSIMILE TRANSMISSION:                         BY HAND:

       First Union National Bank                       (800) 829-8432                      First Union National Bank
       Corporate Trust Operations                            or                                 40 Broad Street
      1525 West W.T. Harris Blvd.                      (704) 590-7408                              5th Floor
                  3C3                               CONFIRM BY FACSIMILE                           Suite 550
        Charlotte, NC 28288-1153                       (704) 590-7628                          New York, NY 10004
       Attn: Mike Klotz -- Reorg                                                              Attn: Keith Williams

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Dealer Manager at its telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning this Offer.

                    The Information Agent for the Offer is:
                                     [LOGO]
                            Mackenzie Partners, Inc.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         Call Toll-Free (800) 322-2885

                      THE DEALER MANAGER FOR THE OFFER IS:

                        PRUDENTIAL SECURITIES INCORPORATED

                               One New York Plaza
                                   18th Floor
                            New York, New York 10292
                         Call Toll-Free (888) 889-8374